UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 23, 2010

Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 THREE LINCOLN CENTRE,
5430 LBJ FREEWAY, DALLAS, TEXAS	75240
(Address of Principal Executive Offices)	(Zip Code)

(972) 934-9227

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Atmos Energy Corporation’s Mid-Tex Division has entered into a settlement agreement with both the Atmos Cities Steering Committee (“ACSC”), on behalf of its 148 cities located in the division, and the Atmos Texas Municipalities (“ATM”), on behalf of its 52 cities located in the division. The settlement agreement, which resolves all issues in the annual Rate Review Mechanism (“RRM”) filing made on March 15, 2010, is subject to approval by each of the cities in the ACSC and the ATM coalitions. The RRM filing provides for an annual rate adjustment to reflect changes primarily in the Mid-Tex Division’s costs of service and additions to capital investment from year to year, without the necessity of filing a general rate case. The settlement also allows Atmos Energy to expand its existing program to replace steel service lines in its Mid-Tex Division’s natural gas delivery system.

Below is a summary of the settlement:

•	Beginning October 1, 2010, the Mid-Tex Division will receive additional annual revenue of approximately $22 million in the affected cities, resulting from implementation of adjusted rates;

•	Authorized return on equity of 9.7 percent, with the equity portion of the return based upon the actual capital structure up to a maximum of 50%;

•

The annual RRM filing process will be extended for an additional two-year period beginning October 1, 2010; however, the Mid-Tex Division will be required to file a general system-wide rate case on or before June 1, 2013;

•

The expanded steel service line replacement program will replace approximately 100,000 steel service lines by September 30, 2012 at a total projected capital cost of $80-$120 million, utilizing an authorized return on equity of 9.0 percent, with the equity portion of the return based on the actual capital structure up to a maximum of 50%; and

•

The 100,000 steel service lines to be replaced will represent the highest priority service lines, as identified in cooperation with the Texas Railroad Commission. They will be replaced on an expedited basis, with the replacement process designed to minimize disruptions to affected customers and cities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION
(Registrant)

DATE: August 23, 2010	By:	/s/ LOUIS P. GREGORY
Louis P. Gregory
Senior Vice President
and General Counsel